Advanced Emissions Solutions Announces CEO Transition
Board has appointed Robert Rasmus as next Chief Executive Officer effective July 17, 2023

GREENWOOD VILLAGE, Colo., July 17, 2023 (GlobeNewswire) - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES"), a leader in emissions control solutions for power generation, industrial and municipal water purification markets, today announced that Mr. Robert "Bob" Rasmus has been appointed to succeed Greg Marken as the Company’s President and Chief Executive Officer on July 17, 2023.
L. Spencer Wells, Chairman of the Board, commented, "On behalf of the entire Board of Directors, I want to thank Greg for his service to the Company and his leadership for the past three years. Greg took over as CEO during an uncertain time at the height of the COVID-19 pandemic, and immediately took action to strengthen our business. The signing of the master supply agreement coupled with important wins in non-Power Generation markets greatly expanded our PAC production, improved the financial profile at Red River, and diversified the markets we serve. Most recently, he navigated a complex strategic review process and laid the foundation for our future as a differentiated environmental technology company with the successful acquisition of Arq Limited. We wish Greg all the best in his future endeavors."
Mr. Wells added, “I’d also like to welcome Bob to ADES and express our confidence in his capabilities. Bob is a proven executive leader and comes to us with a wealth of experience within the broader Energy and Materials industries, as well as capital markets. His confidence in the Company and its prospects is apparent as he has elected to align his interests with shareholders and tie the majority of his compensation to the equity performance of ADES. His track record and expertise are a perfect fit to lead the next phase our growth strategy and we look forward to his leadership.”
Mr. Rasmus commented, "ADES has a clear vision for its future to become a prominent environmental technology company in North America. ADES’s products make the air we breathe, the water we drink, and the soil our children play on safer and healthier. ADES’s products also reduce carbon and chemical emissions into the atmosphere – helping ensure a healthier world now and for future generations. The Company’s unique assets and capabilities, coupled with a clearly defined capital expansion plan, provide a clear runway toward scaling our production of Granular Activated Carbon and capturing our share of the growing need for innovative purification solutions. I am looking forward to leading this team and accelerating our momentum as we execute our strategy."
Greg Marken added, "It has been a privilege to lead ADES for the past three years. I am extremely proud of our employees and what we have accomplished by leveraging the value of the Company’s activated carbon assets and positioning the business for further success in the North American activated carbon market and beyond."
In connection with his appointment, Mr. Rasmus was granted the following employment inducement awards on July 17, 2023: (i) an option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $3.00 (or, if greater, the fair market value per share on the grant date), which vests ratably in three equal annual installments and (ii) 400,000 restricted stock units ("RSUs"), which vests as to 250,000 RSUs when the volume weighted average price ("VWAP") of the Company’s common stock over a 30-day period equals $10.00 per share and as to 150,000 RSUs when the VWAP over a 30-day period equals $15.00 per share, in each case, prior to the third anniversary of Mr. Rasmus’s start date. The inducement awards were granted as a material inducement to Mr. Rasmus’s employment and were approved by a majority of the independent members of the Company’s Board of

Directors, in accordance with Nasdaq Listing Rule 5635(c)(4). The awards were granted outside of the Company’s equity incentive plans.
Additionally, Mr. Rasmus has agreed to purchase 950,000 shares of the Company’s common stock for $1,800,000, reflecting a premium over the current fair market value.
Bob Rasmus Bio
Mr. Rasmus is the founder and former Chief Executive Officer of Hi-Crush, Inc., a fully integrated provider of proppant and logistics services for hydraulic fracturing operations. He also led Hi-Crush through a successful restructuring following the unprecedented impact of the COVID-19 pandemic on the Company’s operations. Prior to founding Hi-Crush, Mr. Rasmus was the Co-Founder and Managing Partner of Red Oak Capital Management. Previously, Mr. Rasmus was President of Thunderbolt Capital Corp., a venture firm focused on start-up and early-stage private equity investments. He also previously was a Senior Managing Director of Banc One Capital Markets, Inc. and a Managing Director and Head of Investment Banking in London for First Chicago Ltd. Mr. Rasmus holds a B. A. degree in Government and International Relations from the University of Notre Dame.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology. We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

FluxSorb, LLC, formed in 2022, is an emerging technology company that introduces highly engineered activated carbons with a focus on the emerging remediation markets. Our vision is to partner with our customers to collaborate, develop and deploy best in class activated carbon solutions to meet even the most extreme challenges.

Arq is an environmental technology business founded in 2015 that has developed a novel process for producing specialty carbon products from coal mining waste. Arq has the technology and large-scale manufacturing facilities to produce a micro-fine hydrocarbon powder, Arq powder™, that can be used as a feedstock to produce activated carbon and as an additive for other products.

Caution on Forward-Looking Statements

Statements in this press release regarding the Company's business that are not historical facts, including statements concerning optimizing cash flows, maximizing shareholder value and Chief Executive Officer transition, are forward-looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no duty to update publicly any forward-looking statement that it may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Ryan Coleman or Chris Hodges
312-445-2870
ADES@alpha-ir.com